EXHIBIT NO. 99.1

For Immediate Release

Prime Group Realty Trust Closes on the Sale of 33 West Monroe Street Office Building

Chicago, Illinois. April 19, 2004 – Prime Group Realty Trust (NYSE: PGE) (the “Company”) announced today the closing of the sale of the former Arthur Andersen (“Andersen”) World Headquarters at 33 West Monroe Street, Chicago Illinois to an affiliate of AmTrust Realty Corp. of New York City.

Andersen previously occupied 579,982 square feet of the 28 story, 852,075 square foot office building. After the occurrence of the unfortunate circumstances regarding Andersen, it vacated the majority of its space as previously disclosed by the Company. The Company was successful in leasing 116,654 square feet of the building to Fireman’s Fund Insurance Company during 2003; however, the Company decided to take advantage of this sale opportunity at this time.

Stephen J. Nardi, the Company’s Chairman, stated that the Company’s current intentions are to allocate its CBD resources to its interests in other major downtown Chicago office properties, which include 180 North LaSalle Street, IBM Plaza, 208 South LaSalle Street, 77 West Wacker Drive and Bank One Center.

Mr. Nardi went on to say, “AmTrust, as well as a number of other New York investors, recognize the great potential in the Chicago market.”

Harvey Camins of Camins, Tomasz, Kritt represented AmTrust Realty Corp. in the transaction.

The Company is filing a report on Form 8-K with the United States Securities and Exchange Commission further describing this transaction, which can be reviewed on the Company’s web site at www.pgrt.com.

About the Company

Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 12 office properties containing an aggregate of 4.7 million net rentable square feet and 30 industrial properties containing an aggregate of 3.9 million net rentable square feet. In addition, the Company owns 217.4 acres of developable land, rights to acquire an additional 1.3 acres of developable land and joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “will be”, “believes”, “expects”, “anticipates” “estimates” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Stephen J. Nardi

Chairman of the Board

312/917-1300

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